Exhibit 99.1

Form 2	S.C. No. 16-A0002
(Rules 10 (1), 54 (3) and 64 (15) )	Filed April 12, 2016

SUPREME COURT OF YUKON

Between

PHILIPPE E. MULACEK

Petitioner

and

INTEROIL CORPORATION

Respondent

PETITION

THIS IS THE PETITION OF:

Philippe E. Mulacek

c/o Lamarche & Lang

505 Lambert Street

Whitehorse, Yukon Territory

Y1A 1Z8

ON NOTICE TO:

InterOil Corporation

c/o Lackowicz & Hoffman

300-204 Black Street

Whitehorse, Yukon Territory

Y1A 2M9

Let all persons whose interests may be affected by the order sought TAKE NOTICE that the petitioner applies to court for the relief set out in this petition.

APPEARANCE REQUIRED

IF YOU WISH TO BE NOTIFIED of any further proceedings, YOU MUST GIVE NOTICE of your intention by filing an APPEARANCE in Form 9 in this court within the time for appearance and YOU MUST ALSO DELIVER a copy of the Appearance to the petitioner’s address for delivery, which is set out in this petition.

YOU OR YOUR LAWYER may file the APPEARANCE. You may obtain an APPEARANCE form at the registry.

IF YOU FAIL to file the Appearance within the proper time for appearance, the petitioner may continue this application without further notice to you.

TIME FOR APPEARANCE

Where this Petition is served on a person in Yukon, the time for appearance by that person is 7 days from the service (not including the day of service).

Where this Petition is served on a person outside Yukon, the time for appearance by that person after service is 21 days in the case of a person residing anywhere within Canada, 28 days in the case of a person residing in the United States of America, and 42 days in the case of a person residing elsewhere.

[or, where the time for appearance has been set by order of the court, within that time.]

TIME FOR RESPONSE

IF YOU WISH TO RESPOND to the Petition, you must, on or before 8 days from the end of the time for appearance provided for above,

(a) deliver to the petitioner

(i) 2 copies of a Response in Form 11, and

(ii) 2 copies of each affidavit on which you intend to rely at the hearing, and

(b) deliver to every other party of record

(i) one copy of a Response in Form 11, and

(ii) one copy of each affidavit on which you intend to rely at the hearing.

(1)	The address of the registry is: The Law Courts 2134 Second Avenue Whitehorse, Yukon Y1A 5H6 Telephone: (867) 667-5937 Fax: (867) 393-6212

(2)	The petitioner’s ADDRESS FOR DELIVERY is: Lamarche & Lang 505 Lambert Street Whitehorse, Yukon Territory Y1A 1Z8 Email address: mhannam@lamarchelang.com Telephone: 867.456.3309
(3)	The name and office address of the petitioner’s lawyer is: Lamarche & Lang 505 Lambert Street Whitehorse, Yukon Territory Y1A 1Z8 Attention: Meagan Hannam

PETITION

The petitioner applies for an order that:

1.	Pursuant to section 144(4) of the Business Corporations Act, R.S.Y. 2002, c. 20 (YBCA), the Petitioner may call a special meeting of shareholders to transact the business stated in the requisition dated March 21, 2016 (the “Requisition”) anytime following April 11, 2016;

2.	In the alternative, pursuant to section 145(1) of the YBCA, the court call a special meeting of the shareholders to transact the business stated in the Requisition;

3.	Pursuant to section 145(1) of the YBCA, the special meeting, whether called by the Petitioner or the court, be conducted as follows:

a.	the special meeting shall be held at the offices of Wildeboer Dellelce LLP at Suite 800, 365 Bay Street, Toronto, Ontario on June 10, 2016 at 1:00 pm; and

b.	the record date for the special meeting shall be April 25, 2016.

4.	Pursuant to section 145(3) of the YBCA, the special meeting conducted pursuant to this Order is for all purposes a meeting of shareholders of the corporation duly called, held and conducted.

5.	Pursuant to section 145 of the YBCA, the June 14, 2016 annual and special meeting called by Respondent on March 24, 2016 (the “Annual General Meeting”) shall be conducted in a manner that gives effect to the resolutions, if any, passed at the June 10, 2016 special meeting and, in particular:

a.	the business of the June 10, 2016 special meeting shall not be included in the proxy solicitation materials for the Annual General Meeting;

b.	the Annual General Meeting shall be conducted so as to only permit the election of six directors, if the shareholders so resolve at the June 10, 2016 special meeting; and

c.	the Annual General Meeting shall be conducted so that the directors are elected individually and not according to a slate of candidates.

6.	The Respondent deliver a list of non-objecting beneficial owners, including United States non-objecting beneficial owners, to the Petitioner in a format that is capable of utilizing optical character recognition (OCR) on or before April 25, 2016.

7.	Costs of this application.

The petitioner will rely on sections 24(5), 144, 145and 249 of the Business Corporations Act, R.S.Y. 2002, c. 20 and Yukon Supreme Court Rule 10(1)(a) and (b).

The following affidavits will be relied on at the hearing, copies of which will be served:

1.	P. Mulacek made April 12, 2016;

2.	T. Gilsenan made April 11, 2016; and

3.	Andrea Hill made April 11, 2016.

The facts upon which this Petition is based are as follows:

1.	A substantial group of minority shareholders, including the Petitioner (the “Concerned Shareholders”), is dissatisfied with the management of the Respondent.

2.	The Concerned Shareholders have unsuccessfully attempted to address their concerns directly with the Respondent.

3.	As the Respondent was not prepared to address their concerns, the Concerned Shareholders determined that they must requisition a meeting of shareholders to bring their concerns to the attention of the shareholders.

Delivery of the Requisition

4.	On March 21, 2016, the Petitioner delivered a requisition to the Respondent’s general counsel and corporate secretary and the Respondent’s registered office (the “Requisition”) pursuant to section 144 of the Business Corporations Act, R.S.Y. 2002, c. 20 (YBCA).

5.	As the addresses of each of the directors were not readily available to the Concerned Shareholders, the Petitioner requested that the Respondent’s general counsel and corporate secretary provide a copy of the Requisition to each of the directors of the Respondent.

6.	The Petitioner’s counsel also sent copies of the Requisition directly to the 10 directors by Federal Express. FedEx has been unable to deliver one of the packages in Papua New Guinea and has advised that it will no longer attempt to deliver without a new address, phone number or email address for the director.

7.	The Requisition includes corporate governance resolutions for the shareholders to consider and vote on. One resolution involves reducing the number of directors from 10 to 6.

8.	The Petitioner delivered the Requisition on March 21, 2016 so that the issues in the Requisition, including the vote on the number of directors, could be addressed prior to the next election of directors at the annual general meeting, which had not yet been scheduled.

9.	On March 24, 2016, the Respondent called an “Annual and Special Meeting” for June 14, 2016. As such, the shareholders will elect new directors on June 14, 2016.

Receipt of Requisition

10.	Once the directors received the Requisition, they were required to call a special meeting of shareholders within 21 days, after which time the Petitioner could call such a meeting (ie. if the directors received the Requisition on March 21, 2016, they had to call a special meeting by April 11, 2016).

11.	On April 1, 2016, the Respondent requested that the Petitioner meet with the Chairman of the Board and another director to discuss the Requisition. The Respondent also issued a press release confirming that the Board was considering the Requisition.

12.	The Petitioner therefore believes that all directors received the Requisition on or before April 1, 2016. However, he has no means of knowing when each director received the Requisition. The means of knowledge of when the directors actually received the Requisition are solely within the knowledge of the Respondent.

13.	On April 8, 2016, the Petitioner met with two of the Respondents’ directors to discuss the Requisition, but they did not confirm whether the Annual General Meeting would include the business raised in the Requisition.

April 11 Response to Requisition

14.	On April 11, 2016, the Respondent advised the Petitioner that in its view the Respondent is not legally required to take any steps with respect to the Requisition because the directors did not receive the Requisition on March 21, 2016.

15.	In other words, the Respondent waited until the last day of the 21-day notice period to advise that it did not consider the delivery of the Requisition on March 21, 2016 to be effective.

16.	The Respondent, however, did not advise when the directors received the Requisition, such that the Petitioner could determine when the 21 day deadline would arrive.

17.	The Respondent did advise that it would “engage in discussions” to “consider” adding the business raised in the Requisition to the agenda for the Annual General Meeting.

18.	In short, although InterOil has considered the Requisition for three weeks, it still has not confirmed the validity of the Requisition or committed to dealing with the business raised in the Requisition.

19.	Given that the Respondent only advised the Petitioner of its position on the 11th hour, and failed to provide any concrete commitments or timeframes in its response, the Petitioner must resort to self-help through the rights accorded to him by the YBCA in order to ensure that the Requisition is addressed prior to the annual general meeting.

Calling of Special Meeting

20.	Section 144(4) of the YBCA permits the Petitioner to call a special meeting of the shareholders if the directors fail to call a special meeting to address the Requisition within 21 days of their receipt of the Requisition.

21.	Section 145(1) of the YBCA permits the Yukon Supreme Court to order that a meeting be called, held and conducted in any manner if (a) it is impracticable to call a meeting of shareholders in the manner in which meetings of those shareholders may be called, or (b) for any other reason the Court thinks fit.

22.	The Petitioner requests:

a.	that the court order that the Requisition was received by the directors for the purposes of section 144(4) when it was delivered to the corporation’s corporate counsel and secretary and registered office, such that the Petitioner may call a special meeting to address the business in the Requisition any time after April 11, 2016; or

b.	in the alternative, the court call a meeting of the shareholders to address the business raised in the Requisition because it is impracticable to call a meeting of the shareholders without knowing the date the directors received the Requisition.

Conduct of Meeting

23.	Section 145(1) of the YBCA permits the Yukon Supreme Court to order that a meeting be called, held and conducted in any manner if “it is impracticable … to conduct the meeting in the manner prescribed by the bylaws” or “for any other reason the Supreme Court thinks fit.”

24.	The Respondents’ Bylaws are silent as to the conduct of special meetings called by shareholders pursuant to section 144(4), such that it is impracticable to follow the bylaws in the conduct of the meeting.

25.	The Petitioner proposes that the special meeting be conducted as follows:

a.	The special meeting shall be held at the offices of Wildeboer Dellelce LLP at Suite 800, 365 Bay Street, Toronto, Ontario on June 10, 2016 at 1:00 pm. Holding the special meeting in this location will reduce costs for all parties, including the Respondent.

b.	The record date for the special meeting shall be April 25, 2016, which is the same date as the record date for the annual general meeting.

c.	Given that the special meeting and Annual General Meeting will be held within four days of each other, it is important that the proxy material for each meeting clearly delineate the business for each meeting. For that purpose, the Petitioner proposes that the business of the June 10, 2016 meeting not be included in the proxy solicitation materials for the Annual General Meeting.

Conduct of Annual General Meeting

26.	The results of the special meeting may have a direct impact on the conduct of the annual general meeting, given that one of the resolutions contained in the Requisition proposes to reduce the number of directors. As the meetings will be held closely together, in order to provide certainty to shareholders it is important that direction be given as to the effect of the resolutions (if any) passed at the special meeting on the conduct of the annual general meeting.

27.	The Petition proposes that the Annual General Meeting be conducted in a manner that gives effect to the resolutions, if any, passed at the June 10, 2016 special meeting and, in particular, shall:

a.	only permit the election of six directors, if the shareholders so resolve at the June 10, 2016 special meeting; and

b.	directors shall be elected individually and not according to a slate of candidates.

Disclosure of Shareholder Lists

28.	On March 21, 2016, the Petitioner requested that the Respondent disclose lists of shareholders.

29.	Pursuant to section 24(5) of the YBCA, the Respondent had 10 days to respond to this request.

30.	On April 4, 2016, the Respondent partially responded to the request. However, the data it provided is not in a workable, user-friendly format. In particular, it was scanned at the lowest resolution, had pages flipped over and out of order. This impedes the use of optical character recognition (OCR) and will require days of manual labour to transcribe into a workable format.

31.	Despite request, the Respondent has failed to provide the list of United States non-objecting beneficial owners at all.

32.	Section 249 of the YBCA permits the Yukon Supreme Court to direct that the Respondent comply with section 24(5) by delivering the requested lists to the Petitioner in a workable, user-friendly format.

The petitioner estimates that the application will take 1 day.

Dated: April 12, 2016	/s/ MEAGAN HANNAM
Meagan Hannam,
Lawyer for the Petitioner

NOTICE OF CASE MANAGEMENT CONFERENCE

TAKE NOTICE that this matter is exempt from the requirement to hold a case management conference pursuant to Practice Direction Civil-10 because the Petitioner is represented by a lawyer.

Dated: April 12, 2016	/s/ MEAGAN HANNAM
Meagan Hannam,
Lawyer for the Petitioner